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                                                                    Exhibit 99.1

                          KANSAS CORPORATION COMMISSION

News Release

July 20, 2001

KCC orders Western Resources to permanently halt corporate restructuring restructuring plans found to be harmful to public interest

TOPEKA, Kansas - The Kansas Corporation Commission today issued an order confirming and making permanent its May 22, 2001 order stating that the asset allocation agreement between Western Resources Inc. (Western Resources) and its wholly owned subsidiary, Westar Industries, Inc. (Westar) is contrary to the public interest. In its order, the Commission determined the current restructuring plan would cause irreparable harm and impair the company's ability to fulfill its obligations as a public utility to provide safe and reliable electric service at fair and reasonable rates.

The Commission further ordered Western Resources and its subsidiary, Westar not to take any action or enter into any agreement which would directly or indirectly increase the share of debt in the utility company's capital structure. Western Resources is to present a plan within 90 days, consistent with parameters established by the Commission's order, to restore Western Resources to financial health, to achieve a balanced capital structure and to protect ratepayers from the risks of the company's non-utility businesses.

The asset allocation agreement is an integral part of the companies' corporate restructuring plans and rights offering to separate the regulated utility companies from the unregulated investments of Western Resources, which has been filed with the Securities and Exchange Commission.

Western Resources' KPL Division (KPL) and its wholly owned subsidiary Kansas Gas and Electric Company (KGE) are regulated utility companies and provide retail electric service to approximately 636,000 customers. Westar Industries is currently a wholly owned subsidiary of Western Resources. Westar holds all of the unregulated investments of Western Resources including Protection One, Protection One Europe, OneOK, Westar Generating, and various international power projects.

Release No. 01-12

Docket No. 01-WSRE-949-GIE